UNITED STATES
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Medivation, Inc.

(Name of Registrant as Specified in its Charter)

Sanofi

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On April 28, 2016, Sanofi issued the following press release:

PRESS RELEASE

Sanofi Offers to Acquire Medivation for $52.50 Per Share in Cash

- Proposal Would Provide Immediate and Certain Value to Medivation’s Shareholders -

- Combination Would Create Complementary Offerings to Treat Prostate Cancer -

- Supports Sanofi’s Strategy in Oncology -

Paris, April 28, 2016 - Sanofi today announced that it has sent a letter to Medivation, Inc., in which it makes a non-binding proposal to acquire Medivation for $52.50 per share. This would represent an all-cash transaction valued at approximately $9.3 billion.1 Combining Sanofi and Medivation represents a compelling strategic and financial opportunity to drive significant value for the respective companies’ shareholders, employees, patients and caregivers.

The proposed purchase price represents a premium of over 50 percent to Medivation’s two-month volume weighted average price (VWAP) prior to there being takeover rumors.

“Last November, Sanofi outlined our mid-term strategy which includes rebuilding our position in oncology, one of the largest and fastest growing therapeutic areas in the biopharmaceutical sector,” said Sanofi Chief Executive Officer Olivier Brandicourt. “With Medivation’s best-in-class offerings in prostate cancer, we believe a combination would benefit patients and, at the same time, generate value for shareholders of both companies.”

Sanofi and Medivation Together: A Compelling Strategic Rationale

Medivation, Inc. (NASDAQ: MDVN) is a San Francisco-based biopharmaceutical company with one marketed prostate cancer therapy, Xtandi®, and two additional oncology assets in clinical development. Sanofi has a significant presence in prostate cancer and a strong heritage in oncology.

Despite advances in cancer treatments there remains a significant unmet medical need for prostate cancer, which is the second most common cancer in men worldwide, behind lung cancer. Approximately one in seven men will be diagnosed with prostate cancer during their lifetime. The transaction would create a stronger company with a complementary range of offerings to treat prostate cancer across the continuum of care, from urologists to oncologists.

1 On a fully-diluted basis.

Sanofi has a strong track record of successfully integrating acquired companies, particularly in specialty care. Medivation would benefit from Sanofi’s global capabilities, significant resources, internal pipeline of assets and complementary product offerings.

The proposed combination has an attractive financial rationale as it would be immediately accretive to earnings and would offer value creation opportunities for Sanofi shareholders.

There can be no assurance that any transaction will result from this proposal. Sanofi is confident in its ability to close the proposed transaction and receive all necessary regulatory approvals. The transaction would not be contingent on any financing condition.

The full text of Sanofi's April 28, 2016 letter to Medivation is below.

David T. Hung, M.D.
President, Chief Executive Officer and Director
Medivation, Inc.
525 Market Street, 36th floor San Francisco, CA 94105

Paris, April 28, 2016

Dear David,

It has been over a month since we first talked and I expressed my view that a combination would make strong strategic sense, and I said we were prepared to make a very attractive proposal. During our first call on March 25, you said that you were unwilling to meet, and in our subsequent conversation on April 3 you said that, after a review with your Board, there was no interest in discussing a transaction. Given your unwillingness to meet or to hear our proposal, we sent you a letter on Friday, April 15, setting forth a proposal (the "Proposal") to acquire Medivation for $52.50 per share in cash, representing a premium of over 50% to the two-month volume weighted average trading price (VWAP) prior to there being takeover rumors. We have not heard anything from you for almost two weeks, other than an acknowledgment of receipt of our letter.

We do not understand the delay in responding to our letter. The price we put forth represents a very substantial premium, and it would be all cash without any financing condition. In these circumstances we believe it is appropriate to make this letter public, which we are doing today.

As we previously discussed, since I joined Sanofi in April 2015, we have set a clear strategic roadmap for 2020 and oncology plays an important role as part of that plan. As we aim to further develop our capabilities in this important area, we believe that Medivation represents a very strong

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fit and, together with our own clinical pipeline and existing infrastructure, will play an important role in our long-term strategy in oncology.

We are excited by the prospect of accelerating Medivation's growth by leveraging Sanofi's infrastructure and capabilities. We are convinced that Medivation’s employees would find a very attractive environment within our Sanofi Genzyme specialty business unit and our R&D organization, giving them the opportunity to fully develop their skills and help bring new treatments to patients on a worldwide basis. We also strongly believe that Medivation shareholders would find our Proposal to be compelling.

Working with our advisors, our team has reviewed your business based on publicly available information and our knowledge of the markets in which you compete to validate our views on value. Given the amount of work we have done to date, we are well-positioned to swiftly consummate a transaction that will be in the best interests of, and provide immediate and certain value for, your stockholders.

Our Proposal is subject to satisfactory completion of confirmatory due diligence, negotiation and execution of a mutually acceptable definitive written agreements, and approval of Sanofi’s Board of Directors.

We are prepared to meet promptly so we can mutually work towards a transaction that benefits our respective stockholders.

Sincerely,

Olivier Brandicourt
Chief Executive Officer

-- End of Letter --

About Sanofi
Sanofi, a global healthcare leader, discovers, develops and distributes therapeutic solutions focused on patients' needs. Sanofi is organized into five global business units: Diabetes and Cardiovascular, General Medicines and Emerging Markets, Sanofi Genzyme, Sanofi Pasteur and Merial. Sanofi is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

Sanofi Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans” and variations of these words or comparable words. Although Sanofi’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi, that could cause actual results and

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developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks that Sanofi will ultimately not pursue a transaction with Medivation or Medivation will reject engaging in any transaction with Sanofi; if a transaction is negotiated between Sanofi and Medivation, risks related to Sanofi’s ability to complete the acquisition on the proposed terms; the possibility that competing offers will be made; other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time- consuming or costly than expected or that the expected benefits of the acquisition will not be realized; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related Sanofi’s and Medivation’s respective businesses, including the ability to grow sales and revenues from existing products; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such product candidates, the absence of guarantee that the product candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives, the Group’s ability to benefit from external growth opportunities, trends in exchange rates and prevailing interest rates, the impact of cost containment initiatives and subsequent changes thereto, the average number of shares outstanding as well as those discussed or identified in the public filings with the SEC and the AMF made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2015. Other than as required by applicable law, Sanofi does not undertake any obligation to update or revise any forward-looking information or statements.

Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Medivation ("Medivation") has commenced at this time. In connection with the proposed transaction Sanofi ("Sanofi") may file tender offer documents, consent solicitation documents or other documents with the U.S. Securities and Exchange Commission ("SEC"). This communication is not a substitute for any tender offer document, consent solicitation document or other document Sanofi may file with the SEC in connection with the proposed transaction. Any definitive tender offer document or consent solicitation document will be mailed to stockholders of Medivation. INVESTORS AND SECURITY HOLDERS OF MEDIVATION ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Sanofi through the web site maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants
Sanofi and certain of its directors and senior management may be deemed participants in the solicitation of consents in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the consent solicitation documents referenced above. Additional information regarding the directors and senior management of Sanofi is also included in Sanofi’s annual report on Form 20-F for the year ended December 31, 2015, which was filed with the SEC on March 4, 2016. This document is available free of charge at the SEC’s web site at www.sec.gov.

Contacts:

Media Relations	Investor Relations
Jack Cox and Laurence Bollack	Sébastien Martel
Tel. : +33 (0)1 53 77 46 46	Tel.: +33 (0)1 53 77 45 45
mr@sanofi.com	ir@sanofi.com

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